Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
W. P. CAREY INC.
WPC EUROBOND B.V.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities*

Fees to Be Paid
W. P. Carey Inc.	Equity	Common Stock	(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Preferred Stock	(1)	(2)	(2)	(2)	(1)	(1)
	Equity	Depositary Shares(3)	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Stock Purchase Contracts	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Stock Purchase Unit	(1)	(2)	(2)	(2)	(1)	(1)
	Other	Warrants	(1)	(2)	(2)	(2)	(1)	(1)
	Debt	Debt Securities	(1)	(2)	(2)	(2)	(1)	(1)
	Debt	Guarantee of Debt Securities(4)	(1)	(2)	(2)	(2)	(1)	(1)

WPC Eurobond B.V.	Debt	Debt Securities	(1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	Total Offering Amounts					—		— (1)
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							(1)
(1)The Registrants are relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all registration fees. In connection with the securities offered hereby, the Registrants will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrants will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.
(2)An indeterminate aggregate offering price or number of securities of each identified class is being registered as may be sold from time to time by the Registrants.
(3)Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(4)W. P. Carey Inc. may fully and unconditionally guarantee the payment of principal of and premium (if any) and interest on debt securities offered by WPC Eurobond B.V. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees being registered hereby.
* Additional securities (including securities to be issued by additional registrants) may be added by automatically effective post-effective amendment pursuant to Rule 413.